Exhibit 99.1

Media Contact:	Joel Antonini, VP Marketing
281-552-1131
joel.antonini@cardtronics.com

Investor Contact:	Chris Brewster, CFO
281-892-0128
cbrewster@cardtronics.com
CARDTRONICS ANNOUNCES SHARE REPURCHASE PROGRAM
HOUSTON, TX, February 24, 2009 — Cardtronics, Inc. (NASDAQ: CATM) today announced that its Board of Directors has approved the repurchase of up to an aggregate of $10 million in shares of its common stock. The share repurchase program will expire on March 31, 2010, unless extended or terminated earlier by the Board of Directors.
“Approval of this program illustrates the confidence of our Board and management team in the value of Cardtronics,” said Chris Brewster, Chief Financial Officer of Cardtronics. “We believe this repurchase program, in conjunction with our other investments, is a prudent use of capital and illustrates our commitment to increasing shareholder value over the long term.”
The repurchase program will be conducted in accordance with Rule 10b-18 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder as well as the rules and regulations promulgated by NASDAQ Stock Market LLC. The shares will be repurchased from time to time in open market transactions or privately negotiated transactions at the Company’s discretion. Company representatives said the timing and extent of any purchases will depend on a variety of factors, such as market price, overall market and economic conditions, the level of cash generated from operations, alternative investment opportunities, and regulatory considerations. The Company plans to fund repurchases made under this program from available cash balances and cash generated from operations. As of December 31, 2008, Cardtronics’ cash and cash equivalents totaled approximately $3.4 million, it had $122 million of undrawn availability under its bank credit facility (which was amended to accommodate the share repurchase program), and it had 40.6 million common shares outstanding.
Forward Looking Statements
This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, which represent the Company’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could influence the matters discussed in certain forward-looking statements include the timing and amount of revenues that may be recognized by the Company, continuation of current revenue and expense trends, absence of unforeseen changes in the Company’s markets, legal and regulatory changes, and general changes in the economy. Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this news release or made elsewhere from time to time by the Company or on its behalf. The Company disclaims any obligation to update such forward-looking statements.
About Cardtronics, Inc.
Headquartered in Houston, Texas, Cardtronics (NASDAQ: CATM) is the world’s largest non-bank operator of ATMs. Cardtronics operates approximately 33,000 ATMs across its portfolio, with ATMs in every major U.S. market, over 2,500 ATMs throughout the United Kingdom, and approximately 2,100 ATMs throughout Mexico. Major merchant clients include 7-Eleven®, Chevron®, Costco®, CVS®/pharmacy, Duane Reade®, ExxonMobil®, Rite Aid®, Safeway®, Sunoco®, Target®, and Walgreens®. Complementing its ATM operations, Cardtronics works with financial institutions of all sizes to provide their customers with convenient cash access and deposit capabilities through ATM branding, surcharge-free programs, and image deposit. Approximately 10,100 Cardtronics owned and operated ATMs currently feature bank brands. For more information about Cardtronics, please visit www.cardtronics.com.